EXHIBIT 99.1

Donegal Group Inc. Announces Quarterly Dividend

MARIETTA, Pa., Dec. 16, 2021 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB), an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in 24 Mid-Atlantic, Midwestern, New England, Southern and Southwestern states, reported today that its board of directors declared a regular quarterly cash dividend of $0.16 per share of its Class A common stock and $0.1425 per share of its Class B common stock. The dividends are payable on February 15, 2022 to stockholders of record as of the close of business on February 1, 2022.

Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

For Further Information:

Jeffrey D. Miller
Executive Vice President and Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Adam Prior
Senior Vice President, The Equity Group Inc.

Phone: (212) 836-9606
E-mail: aprior@equityny.com